Exhibit 99.1

For Immediate Release
Harris Interactive Sets Revenue Record — Q4 Revenue Exceeds $60 Million
Full Year Net Income Up 498%
Noteworthy points
•	FY2006 revenue $216 million — net EPS $0.15

•	Internet revenue increases 11% for the quarter — 15% for the year

•	Fiscal 2006 revenue grows 10%

•	FY2006 operating income up 58% — net earnings jump 498% to $9.5 million or $0.15 per share

•	1H FY2007 guidance: revenue $108 to $113 million, earnings between $0.09 and $0.10 per share

•	FY2007 guidance: revenue $230 to $240 million, earnings between $0.22 and $0.24 per share

•	Company to hold investor meeting in New York City on September 8, 2006
ROCHESTER, NY — August 22, 2006 — Harris Interactive® (Nasdaq:HPOL) released its financial results for the fiscal fourth quarter and fiscal year ended June 30, 2006.
Fourth fiscal quarter 2006
Revenue for the fourth quarter of FY2006 set a new record of $60.0 million, up 11% when compared with $54.2 million of revenue from the same period a year ago. US revenue was $46.8 million, up 11% from $42.3 million reported for the FY2005 fourth quarter. European revenue was $13.2 million, up 11% from the $11.9 million of revenue reported for the same period a year ago. Unfavorable foreign currency exchange rates had a negative impact of $0.1 million on revenue for the quarter.
Global Internet revenue for the fourth quarter of FY2006 was $33.9 million, up 11% from last year’s fourth quarter Internet revenue of $30.5 million. US Internet revenue was $30.2 million, up 11% when compared with $27.1 million in the fourth quarter of FY2005. European Internet revenue was $3.7 million, up 7% from the $3.4 million of Internet revenue reported in the same period last year. For the quarter, Internet revenue comprised 56% of consolidated revenue, 64% of the US revenue and 28% of the European revenue.
Operating income for the fourth fiscal quarter of 2006, which included $1.4 million of restructuring and non-cash stock-based compensation costs, was $4.2 million or 7.0% of revenue, up 47% when compared with operating income of $2.9 million, or 5.3% of revenue last year. Operating income for fourth fiscal quarter of 2005 included $1.0 million in restructuring and severance but did not include any stock-based compensation costs.
Net income for the quarter increased 189% to $3.3 million, or $0.05 per diluted share, as compared with net income of $1.2 million, or $0.02 per diluted share for the fourth quarter of fiscal 2005.
Sales bookings for the quarter were $47.9 million, flat with the $47.8 million booked in the same period a year ago.
“Q4 was the capstone to a very good year for Harris Interactive. We reinvented this Company and along the way achieved every major goal we communicated a year ago. We made progress addressing our challenges in the UK, recommitted ourselves to Internet growth and are now actively working to expand on that good performance in the coming year,” commented Gregory T. Novak, president and CEO.
Full fiscal year 2006
Revenue for the fiscal year ended June 30, 2006 was $216.0 million, up 10% from the $197.0 million of revenue reported in fiscal year 2005. US revenue was $170.1 million, up 13% from the $149.9 million a year ago. European revenue was $46.0 million, down 1% compared with $46.5 million in fiscal 2005. Unfavorable foreign currency exchange rates had a negative $1.8 million impact on revenue for the fiscal year.
Global Internet revenue for fiscal year 2006 was $125.4 million, up 15% from last year’s $109.3 million. US Internet revenue was $112.2 million, up 15% when compared with the $97.7 million in fiscal 2005. European Internet revenue was $13.2 million, up 14% from $11.6 million in fiscal 2005. For the full fiscal year, Internet revenue comprised approximately 58% of consolidated revenue, 66% of US revenue and 29% of European revenue

Fiscal year 2006 operating income, including restructuring, severance and non-cash stock-based compensation costs of $3.7 million, was $14.3 million, or 6.6% of revenue, up 58% when compared with operating income of $9.0 million, or 4.6% of revenue for the last fiscal year. Fiscal year 2005 operating income included $2.8 million of restructuring and severance, but did not include any stock-based compensation costs.
Net income for the fiscal year was $9.5 million or $0.15 per diluted share, up 498% when compared with net income of $1.6 million (including a $3.0 million mostly non-cash loss from discontinued operations), or $0.03 per diluted share for fiscal 2005.
Total sales bookings for fiscal 2006 were $218.6 million, up from the $184.1 million of sales bookings reported in FY2005.
“It was very gratifying to see our revenue grow 10%, our operating margin increase 58% and our net income move up nearly 500%. That great performance is a testimony to the dedication and capabilities of every Harris Interactive employee, and I’m very proud of them all,” said Novak. “We are clearly building a strong foundation on which to realize our goals of continued profitable growth and global expansion.”
Balance sheet
As of June 30, 2006, cash, equivalents and marketable securities totaled $56.6 million, up from the $36.5 million reported a year ago, and down slightly from the $57.9 million of cash, equivalents and marketable securities reported last quarter, due to the ongoing activity of the Company’s stock repurchase program. The Company remains essentially debt-free.
Stock repurchase program
On May 3, 2006, the directors of the Company approved a $25.0 million common stock buy-back program which commenced on May 17, 2006. Purchases have continued on a regular basis, and as of August 18, 2006, the Company had repurchased 2.9 million shares of its common stock, at an average price of $5.32 per share.
Fiscal 2007 guidance
For the first half of FY2007, the Company expects revenue in the range of $108 to $113 million, and earnings of between $0.09 and $0.10 per fully diluted share. Revenue for the full fiscal year 2007 is expected to range from $230 to $240 million, generating net earnings of between $0.22 and $0.24 per fully diluted share.
“As part of our ongoing strategy to concentrate on long-term objectives and results, the Company will no longer issue quarterly guidance. We do, however, plan to continue increasing the transparency into our business by reporting additional key operating data to our analysts and shareholders,” stated Ronald E. Salluzzo, CFO of Harris Interactive. “We believe that focusing on long-range growth initiatives will ultimately be more important to our continued success,” Salluzzo concluded.
Q4 and fiscal 2006 results conference call and webcast access
The Company has scheduled a conference call to discuss these results for Tuesday, August 22, 2006 at 8:00 a.m. ET. Gregory T. Novak, president and CEO will host the teleconference. Formal remarks will be followed by a question and answer session.
To access the conference call, please dial toll-free 800.798.2864 in the United States and Canada, or 617.614.6206 internationally. The passcode is 15074222. A live webcast of the conference call will also be accessible via the investor relations section of the Company’s website at www.harrisinteractive.com/ir, where an archived replay of the webcast will be available for 30 days following the call. No telephone replay of the conference call will be provided. This media release, including financial schedules, will be available at our website: www.harrisinteractive.com/ir, prior to the call.
Investor meeting scheduled
The Company will host its 3rd annual analyst and investor conference from 8:00a.m. to 12:00 p.m. ET on Friday, September 8, 2006 at the Reuters Conference Center in New York City. At that time, management will discuss the Company’s ongoing profitable growth strategy, its sustainable advantages and future opportunities as well as host a customer roundtable designed to provide analysts with an industry overview from the buyers’ point of view.
To RSVP, please visit our website at www.harrisinteractive.com/ir or contact Carolyn Harter @ 800.866.7655 x7237 by September 1, 2006. The Conference will also be webcast live, accessible via the Harris Interactive website and will be archived there for 30 days following the event.

Harris Interactive Key Operating Metrics
Updated 8/22/06

	Q4		Q1	Q2	Q3	Q4
Dollar amounts in millions US$	FY2005	FY2005	FY2006	FY2006	FY2006	FY2006	FY2006
Consolidated Revenue	$54.2	$197.0	$48.9	$54.8	$52.2	$60.0	$216.0
Internet Revenue (% of total revenue)	56%	55%	57%	59%	60%	58%	58%
US Internet Revenue (% of US revenue)	64%	65%	67%	67%	66%	66%	66%
European Internet Revenue (% of European revenue)	29%	25%	27%	28%	32%	29%	29%
Cash & Marketable Securities	$36.5	—	$37.4	$48.0	$57.9	$56.6	—
Sales Bookings	$47.8	$184.1 [1]	$44.9	$59.5	$66.3	$47.9	$218.6
Ending Sales Backlog	$56.5	—	$52.5	$57.2	$71.2	$59.0	—
Billable Full Time Equivalents (FTE)	729	714	749	734	721	727	733
Days Sales Outstanding (DSO)	52 days	—	53 days	44 days	32 days	43 days	—
Utilization	61%	61%	56%	64%	63%	64%	62%

[1]	Includes WirthlinWorldwide sales bookings only from the date of acquisition — September 9, 2004
Key Operating Metrics Definitions
•	Sales Bookings - The contract value of revenue-generating projects that are anticipated to take place during the next four fiscal quarters for which a firm client commitment has been received during the period, less any adjustments during the current period to prior period sales bookings due to contract value adjustments or project cancellations.

•	Ending Sales Backlog - Prior period ending sales bookings plus current period sales bookings less revenue recognized on outstanding projects as of the end of the period.

•	Billable Full-time Equivalents (FTE’s) — The number of full-time equivalents with assigned billability targets. This represents a monthly average for the periods reported here.

•	Days Sales Outstanding (DSO) — Accounts receivable as of the end of the applicable period (including unbilled receivables less deferred revenue) divided by our daily revenues (total revenue for the period divided by the number of calendar days in the period).

•	Utilization — Hours billed by project personnel in connection with specific revenue-generating projects divided by total hours of available capacity. Hours billed do not include marketing, selling, or proposal generation time.
Note: The metrics presented herein should be read in conjunction with all other reports and documents filed by the Company with the Securities and Exchange Commission during each of the fiscal periods noted above.
Please see attached schedules for detailed financial information.
###
About Harris Interactive
Harris Interactive is the 12th largest and fastest-growing market research firm in the world. The company provides research-driven insights and strategic advice to help its clients make more confident decisions which lead to measurable and enduring improvements in performance. Harris Interactive is widely known for The Harris Poll, one of the longest running, independent opinion polls and for pioneering online market research methods. The company has built what could conceivably be the world’s largest panel of survey respondents, the Harris Poll Online. Harris Interactive serves clients worldwide through its United States, Europe and Asia offices, its wholly-owned subsidiary Novatris in France and through a global network of independent market research firms. The service bureau, HISB, provides its market research industry clients with mixed-mode data collection, panel development services as well as syndicated and tracking research consultation. More information about Harris Interactive may be obtained at www.harrisinteractive.com .
To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, go to www.harrispollonline.com.
Contact:
          Dan Hucko
          SVP, Corporate Communications — Investor Relations
          Harris Interactive Inc.
          585-214-7470
          800-866-7655 x7470
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

HARRIS INTERACTIVE INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	June 30,
	2006	2005

Assets
Cash and cash equivalents	$11,465	$13,118
Marketable securities	45,145	23,392
Accounts receivable, net	35,454	35,041
Unbilled receivables	9,502	9,949
Prepaids and other current assets	5,436	4,610
Deferred tax assets	3,789	4,712
Asset held for sale	761	740

Total current assets	111,552	91,562

Property, plant and equipment, net	9,759	11,788
Goodwill	103,454	101,287
Other intangibles, net	11,648	12,865
Deferred tax assets, net	19,086	23,475
Other assets	1,572	1,385

Total assets	$257,071	$242,362

Liabilities and Stockholders’ Equity
Accounts payable	11,495	9,611
Accrued expenses	21,573	21,519
Deferred revenue	16,720	13,785

Total current liabilities	49,788	44,915
Deferred tax liabilities	3,077	3,171
Other long-term liabilities	2,928	1,783

Total stockholders’ equity	201,278	192,493

Total liabilities and stockholders’ equity	$257,071	$242,362

HARRIS INTERACTIVE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue from services	$60,011	$54,193	$216,011	$196,965
Cost of services	29,952	26,188	105,358	93,330

Gross profit	30,059	28,005	110,653	103,635
Gross margin	50.1%	51.7%	51.2%	52.6%

Operating expenses:
Sales and marketing	5,379	5,506	20,336	20,366
General and administrative	18,434	17,560	68,540	65,746
Depreciation and amortization	1,788	2,000	7,235	7,362
Restructuring charges	250	77	250	1,132

Total operating expenses	25,851	25,143	96,361	94,606

Operating income	4,208	2,862	14,292	9,029
Operating margin	7.0%	5.3%	6.6%	4.6%

Interest and other income, net	666	162	1,514	592

Income from continuing operations before income taxes	4,874	3,024	15,806	9,621

Provision for income taxes	1,541	2,360	6,346	5,083

Income from continuing operations	3,333	664	9,460	4,538
(Loss) from discontinued operations	—	488	—	(2,955)

Net income	$3,333	$1,152	$9,460	$1,583

Basic net income (loss) per share (*):
Continuing operations	$0.05	$0.01	$0.15	$0.08
Discontinued operations	—	0.01	—	(0.05)

Basic net income per share	$0.05	$0.02	$0.15	$0.03

Diluted net income (loss) per share (*):
Continuing operations	$0.05	$0.01	$0.15	$0.07
Discontinued operations	—	0.01	—	(0.05)

Diluted net income per share	$0.05	$0.02	$0.15	$0.03

Weighted average shares outstanding -
Basic	61,468,938	61,311,215	61,511,031	60,264,152
Diluted	61,582,221	61,867,598	61,685,777	61,238,064

(*)	Figures might not add due to rounding

5